L.B. Foster Announces New CEO

Robert P. Bauer, Former Emerson Executive, Assumes Role of President and CEO

PITTSBURGH, PA – January 23, 2012 - Pittsburgh, PA-based L.B. Foster Company (NASDAQ: FSTR) is pleased to announce the appointment of Robert P. Bauer as President and Chief Executive Officer, and member of the Board of Directors, effective February 1, 2012. Mr. Bauer joins the company from Emerson Climate Technologies where he previously served as President of the Refrigeration Division, a business of Emerson Electric Co. Mr. Bauer also served as President of Emerson Network Power’s Liebert Division.

Lee B. Foster, Chairman of the Board, stated, “Bob has a proven track record of increasing top line and bottom line growth within a lean organizational culture. In addition, he brings international as well as M&A experience that will be essential to L.B. Foster's future success.”

“L.B. Foster has a rich history and a solid foundation to build on,” commented Bauer. “I'm excited to join a professional team of nearly 900 talented and dedicated people and look forward to leading and supporting them in our mission of becoming the premier manufacturer and distributor in the markets we serve.”

Mr. Foster commented on the retirement of former CEO, Stan Hasselbusch, “On behalf of the Board of Directors, our management team and all of our employees, I want to thank Stan for his many years of productive and successful leadership and service to the company. Under his direction, revenues and profits have dramatically expanded while the company’s operational effectiveness has steadily improved. The resulting increase in shareholder value has strengthened the company and benefited customers, shareholders, officers and directors. We are proud to have been associated with Stan and his administration and wish him well in his retirement.”

Mr. Hasselbusch, who previously announced his intention to retire at the end of 2011, will continue to be available to consult with the Board and the CEO on an as needed basis.

About L.B. Foster Company

L.B. Foster Company is a leading manufacturer, fabricator and distributor of products and services for the rail, construction, energy and utility markets with locations in North America and Europe. Please visit our Website: www.lbfoster.com

Contact:

Brian Kelly

Vice President, Human Resources

Phone: 412.928.3417

Email: Investors@Lbfoster.com